Exhibit 10.1

FORM OF
RESTRICTED STOCK AGREEMENT

Dated: ________

THIS RESTRICTED STOCK AGREEMENT (the “Agreement”) is made and entered into by and between SHANG HIDE CONSULTANTS, LTD, a Nevada corporation (the “Company”), and __________ (“Grantee”), effective as of the date hereof, under the following circumstances.

WHEREAS, Grantee serves the Company in the positions of Director, President and Chief Operating Officer;

WHEREAS, the Board of Directors of the Company previously approved a grant of ___________ shares of the Company’s common stock to Grantee;

NOW, THEREFORE, intending to be legally bound, in consideration of in consideration of Grantee’s services rendered to the Company in the positions of Director, President and Chief Operating Officer, and to provide Grantee with an incentive for on-going superior performance (which has a value exceeding the par value of the common stock awarded pursuant hereto), and the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Section 1.     Grant.

On the effective date hereof the Company hereby grants to Grantee ________________ (________) shares of the Company’s Common Stock, par value $0.001 per share (the “Restricted Stock”).  The Restricted Stock is subject to the following provisions of this Agreement.

Section 2.     Vesting. The Restricted Stock will vest as follows: 100% of the Restricted Stock shares shall vest upon the issuance of the Restricted Stock.

Section 3.     Purchase Price. There shall be no purchase price paid for the shares, other than consideration of Grantee’s services to the Company; provided that the shares are issued using a price per share of $0.001. The Restricted Stock will be issued in uncertificated form. The Restricted Stock will be recorded in the name of the Grantee in the electronic books and records of the Company as kept by the Company’s transfer agent. Upon request by the Grantee, a certificate for the Restricted Stock will be issued.

Section 4.     Transferability. The transferee of any Restricted Stock will be subject to all restrictions, terms, and conditions applicable to the Restricted Stock.

Section 5.     Shareholder Rights and Restrictions. Except with regard to the disposition or encumbrance of Restricted Stock, the Grantee will generally have all rights of a shareholder with respect to the Restricted Stock from the date of grant, including, without limitation, the right to receive dividends with respect to such Restricted Stock and the right to vote such Restricted Stock, subject to any restrictions contained herein.

Section 6.     Taxes.

(a)                 The Grantee hereby agrees to pay to the Company any federal, state, or local taxes of any kind required by law to be withheld and remitted by the Company with respect to the Restricted Stock (including any taxes arising under Section 409A of the Internal Revenue Code (the “Code”)). The Grantee may satisfy such tax obligation, in whole or in part, by delivering to the Company other shares of common stock of the Company with a fair market value equal to the amount of such taxes. The election, if any, must be made on or before the date that the amount of tax to be withheld is determined. If the Grantee does not make such payment to the Company, the Company shall have the right to withhold from any payment of any kind otherwise due to the Grantee from the Company, any federal, state or local taxes of any kind required by law to be withheld with respect to the award or vesting of the Restricted Stock. The Grantee is solely responsible and liable for the satisfaction of all taxes that may arise in connection with this award of Restricted Stock.

(b)                 The Board of Directors of the Company shall have the discretion to unilaterally modify this award of Restricted Stock in a manner necessary to (i) conform with the requirements of Section 409A of the Code, (ii) that voids any election of the Grantee to the extent it would violate Section 409A of the Code, and (iii) for any distribution election that would violate Section 409A of the Code, to make distributions pursuant to the Award at the earliest to occur of a distribution event that is allowable under Section 409A of the Code or any distribution event that is both allowable under Section 409A of the Code and is elected by the Grantee, subject to any valid second election to defer, provided that the Board permits second elections to defer in accordance with Section 409A. The Board shall have the sole discretion to interpret the requirements of the Code, including Section 409A, for purposes of this award of Restricted Stock.

(c)                 Section 83(b) Election Notice.  If Grantee makes an election under Section 83(b) of the Code, as amended, with respect to the shares underlying the Restricted Stock (a “Section 83(b) election”), Grantee agrees to provide a copy of such election to the Company within ten (10) days after filing such election with the Internal Revenue Service.

Section 7.     Securities Law Compliance.

(a)  The Grantee agrees that certificates representing the Restricted Stock may bear such legends and statements as the Company shall deem appropriate or advisable to assure, among other things, compliance with applicable securities laws, rules, and regulations.

(b)  The Grantee agrees that any Restricted Stock which the Grantee may acquire by virtue of this Agreement may not be transferred, sold, assigned, pledged, hypothecated or otherwise disposed of by the Grantee unless (i) a registration statement or post-effective amendment to a registration statement under the Securities Act of 1933, as amended, with respect to such Restricted Stock has become effective so as to permit the sale or other disposition of such Restricted Stock by the Grantee, or (ii) there is presented to the Company an opinion of counsel satisfactory to the Company to the effect that the sale or other proposed disposition of such Restricted Stock by the Grantee may lawfully be made otherwise than pursuant to an effective registration statement or post-effective amendment to a registration statement relating to such Restricted Stock under the Securities Act of 1933, as amended.

Section 8.     Long-term Agreements.   The Grantee recognizes and agrees that part of the Company’s consideration in granting the Restricted Stock was and is securing the continued long-term commitment of the Grantee to serve the Company in a manner so as to advance and promote the business interests and objectives of the Company.  Accordingly, the Grantee agrees that this award of Restricted Stock (the “Award”) shall be subject to the terms and conditions of the Shareholder Agreement, as well as to the following terms and conditions as material and indivisible consideration for this Award:

(a)  Fiduciary Duty.  During his or her employment with the Company the Grantee shall devote his or her full energies, abilities, attention and business time to the performance of his or her job responsibilities and shall not engage in any activity which conflicts or interferes with, or in any way compromises, his or her performance of such responsibilities.

(b) Proprietary Information and Confidentiality.  Both before and during the term of Grantee’s employment, Grantee will have access to and become acquainted with Company confidential and proprietary information (together “Proprietary Information”), including but not limited to information or plans concerning the Company’s customer relationships; personnel; sales, marketing and financial operations and methods; trade secrets, formulae, devices; secret inventions; processes; and other compilations of information, records, and specifications.  Grantee will not disclose any of the Proprietary Information directly or indirectly, or use it in any way, either during his employment or at any time thereafter, except as reasonably required or specifically requested in the course of his employment with the Company or as authorized in writing by the Company.  Notwithstanding the foregoing, Proprietary Information does not include information that is otherwise publicly known or available, provided it has not become public as a result of a breach of this Agreement or any other agreement Grantee has to keep information confidential.  It is not a breach of this Agreement for Grantee to disclose Proprietary Information pursuant to an order of a court or other governmental or legal body.

Grantee hereby agrees to disclose promptly to the Company (or any persons designated by it) all developments, designs, creations, improvements, original works of authorship, formulas, processes, know-how, techniques and/or inventions (collectively, the “Inventions”) (A) which are made or conceived or reduced to practice by Grantee, either alone or jointly with others, in performing his duties during the period of Grantee’s employment by the Company, that relate to or are useful in the business of the Company; or (B) which result from tasks assigned to Grantee by the Company, or from Grantee’s use of the premises or other resources owned, leased or contracted by the Company.

Section 9.     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, except to the extent otherwise governed by Federal law.

Section 10.    Modifications.  This Agreement may not be modified or amended at any time, without the consent of both parties hereto.

Section 11.    Severability. Every provision of this Agreement is intended to be severable. If any term hereof is illegal or invalid for any reason, such illegality or invalidity shall not affect the validity or legality of the remaining terms of this Agreement.

Section 12.    Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the parties have subscribed their names hereto.

COMPANY: SHANG HIDE CONSULTANTS, LTD. By: Its:	GRANTEE:

DATE OF GRANT:

ACCEPTANCE OF AGREEMENT

The Grantee hereby:

(a) Acknowledges that he has received a copy of the Company’s most recent Annual Report and other communications routinely distributed to the Company’s shareholders;

(b) Accepts this Agreement and the Restricted Stock granted to him under this Agreement subject to all provisions of this Agreement;

(c) Represents and warrants to the Company that he is acquiring the Restricted Stock for his own account, for investment, and not with a view to or any present intention of selling or distributing the Restricted Stock either now or at any specific or determinable future time or period or upon the occurrence or nonoccurrence of any predetermined or reasonably foreseeable event; and

(d) Agrees that no transfer of the Restricted Stock will be made unless the Restricted Stock have been duly registered under all applicable Federal and state securities laws pursuant to a then effective registration which contemplates the proposed transfer or unless the Company has received the written opinion of, or satisfactory to, its legal counsel that the proposed transfer is exempt from such registration.

Grantee’s Signature:

EXHIBIT A

Consent of Spouse

The undersigned, who is the spouse of __________________________, hereby consents to her spouse’s execution of the foregoing Agreement, agrees to be bound by the terms of this Agreement and hereby irrevocably appoints her respective spouse as her agent for purposes of performing any actions directly or indirectly relating to the foregoing Agreement, including, but not limited to, sales of shares of the Company under the Agreement, without further signature, consent or notice to the undersigned.

DATED:	December __, 2011

_____________________________

Printed Name: